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                                                                Exhibit 10.32

                    SENIOR EXECUTIVE DEATH BENEFIT AGREEMENT

         THIS AGREEMENT is made on April 12, 1991, between DURAMETALLIC CORPORATION, of Kalamazoo, Michigan ("DURAMETALLIC"), and JAMES S. WARE ("Ware").

                                   WITNESSETH:

              WHEREAS, Ware is employed by DURAMETALLIC as a senior executive and has contributed and is expected to contribute substantially to the success of DURAMETALLIC; and

              WHEREAS, as part of the terms and conditions of Ware's employment, DURAMETALLIC wishes to provide for the accumulation and payment of certain benefits in the event of Ware's death prior to termination of his employment;

              THE PARTIES agree as follows:

              1. Death Benefit. DURAMETALLIC and Ware agree that if Ware dies while employed by or providing consulting services to DURAMETALLIC, DURAMETALLIC will pay Ware's designated beneficiary installment payments of $100,000 per year for up to 10 years after Ware's retirement or death ("Death Benefit"). If Ware has not designated a beneficiary, then DURAMETALLIC will pay this Death Benefit to Ware's estate.

              2.   Payment of Death Benefits.

                   (a) The Death Benefit will be paid upon Ware's death if:

                        (i) Ware has not voluntarily terminated his employment
                   with DURAMETALLIC before reaching the age of 60;

                        (ii) DURAMETALLIC has not terminated Ware's employment
                   in good faith and with good cause and other than by reason of Ware's disability; and

                        (iii) Ware has continued to provide consulting services
                   to the company during the years following retirement up to 10 years or he is prevented from doing so by reason of death or disability.

                   (b) The Death Benefit shall be paid to Ware's beneficiary or estate in annual installments of $100,000. The first installment will be paid on the 6-month anniversary of Ware's death if he dies before retirement, or on the next anniversary date of his retirement if he dies after retirement. Subsequent payments shall be done on the anniversary of the first due date, and the last installment shall be paid on the

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              tenth anniversary of Ware's death or retirement, whichever shall first occur. If Ware dies after the last installment would have been due, no Death Benefit shall be payable.

              3. Disability Payments. The Death Benefit will be paid to Ware as described in this Agreement. If Ware is unable to continue his employment or to perform the services required under the Consulting Agreement with DURAMETALLIC by reason of his disability for a period of 6 months, Ware shall be paid the amounts provided under this Agreement as if he had died at the end of such 6-month period. Notwithstanding the foregoing, if the disability no longer exists, the benefits hereunder shall cease and Ware shall resume his employment or consulting position with DURAMETALLIC. The Death Benefit will be paid beginning on the 6-month anniversary date of the termination of Ware's employment or consulting services because of the disability or on the anniversary date of his retirement.

              4. Insurance. DURAMETALLIC will purchase and maintain insurance policies which will assist in funding the Death Benefit described in this Agreement. DURAMETALLIC will pay all premiums due under these insurance policies directly and will be the sole owner and beneficiary of these insurance policies. DURAMETALLIC will not be required to fund the entire amount of its obligation under this Agreement by these insurance policies. DURAMETALLIC will not grant any security interest, encumbrance or lien on the insurance policies which is superior to the interests of general creditors of the corporation.

              5. Designation of Beneficiaries and Successors. Ware may from time to time designate primary and successor beneficiaries of the Death Benefit by executing and delivering to DURAMETALLIC an appropriate beneficiary designation form.

              6. No Fiduciary Relationship. Ware and his beneficiary shall have no greater rights under this Agreement than those of a general unsecured creditor of DURAMETALLIC. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall be construed as creating a trust of any kind. Nothing contained in this Agreement shall be construed as creating an escrow arrangement of any kind or a fiduciary relationship between DURAMETALLIC and Ware, or Ware's beneficiary, as pertains to the subject matter of this Agreement.

              7. Other Benefits and Remuneration. Nothing contained in this Agreement shall be deemed to exclude Ware from any compensation, insurance, or other benefit to which he may now be or later become, entitled as an employee of DURAMETALLIC.

              8. Termination. This Agreement terminates if Ware retires or resigns from DURAMETALLIC before reaching the age of 60, or ceases to render consulting services to DURAMETALLIC other than by reason of disability. This Agreement is terminated without further action if DURAMETALLIC terminates Ware's employment with good cause and in good faith and other than by reason of Ware's disability.

              This Agreement cannot otherwise be terminated by DURAMETALLIC without the consent of Ware.

              9. Change in Management or Control. This Agreement will be unaffected by a change in the management or control of DURAMETALLIC. Termination of Ware's

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         employment related to or following a change in management or control of
         DURAMETALLIC will not be deemed to be "for good cause" and will not affect Ware's rights under this Agreement.

              10. Disability. Ware shall be considered disabled if by reason of accident, physical illness, or mental illness: (a) Ware does not fulfill Ware's normal responsibilities as an employee of DURAMETALLIC for a period of at least 6 months; (b) DURAMETALLIC and Ware agree that Ware is or will be unable to perform Ware's normal responsibilities as an employee for a period of at least 6 months; or (c) there is a dispute as to disability and a physical or panel of physicians determines that Ware is or will be unable to perform Ware's normal responsibilities for a period of at least 6 months. Disputes regarding existence or date of disability shall be determined by a licensed physician selected by agreement of DURAMETALLIC and Ware. Such physician's fees shall be paid by DURAMETALLIC. If they cannot agree upon a physician, the dispute shall be determined by a majority of a panel of three licensed physicians, one selected by DURAMETALLIC, one selected by Ware, and the third selected by the first two. DURAMETALLIC and Ware shall each pay the fees of the physician they select, and the fees of the third physician shall be shared equally. The date of disability shall be the beginning of the 6-month period or the date determined to be to onset of the disability by the physicians or panel of physicians.

              11. Amendment. The parties may amend this Agreement only by a mutually executed written document.

              12. Governing Law. This Agreement shall be construed according to the laws of the State of Michigan.

              IN WITNESS WHEREOF, this Agreement has been executed as of the date written above.

                                            DURAMETALLIC CORPORATION

                                            By   /s/ Clark D. Hurlbert
                                               --------------------------------
                                           Its   Senior VP Finance
                                               --------------------------------
                                           /s/ James S. Ware
                                               --------------------------------
                                           James S. Ware
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